Exhibit 10.1

Digital Angel Corporation
490 Villaume Avenue
South St. Paul, MN 55075-2443 U.S.A
651-445-1621 Facsimile: 651-455-0217
www.digitalangel.com

July 14, 2011

Ms. Lorraine Breece

Dear Lorraine:

As we have discussed, with the impending sale of the Destron Fearing subsidiary, Digital Angel will enter a period of final divestment of its remaining subsidiaries and ultimately enter a wind-down stage.  We will continue to be public company during this period with all business actions intended to maximize the value we can return to our shareholders.  With concurrence of our Board of Directors and subject to closing of the Destron Fearing sale, I am pleased to offer you the position of Chief Financial Officer (CFO) of the company

Your start date would be as mutually agreed between us, but we have tentatively agreed that August 1, 2011 would be agreeable.  Your position will be fulfilled on a virtual basis, with your primary location being your home office.  Travel may be required from time to time.

Your annual salary will be $140,000 per year.  You will be eligible for a bonus based on achievement of specific goals and objectives.   We agree that the specific bonus parameters will be determined between us, subject to Board approval, during the first quarter of 2012.

As a full time employee, you will participate in all other benefit plans that may be generally available to Company employees, including health and medical insurance benefits, and two-weeks of annual paid vacation.  We will also reimburse to you usual business expenses in accordance with company policies.

This offer is not a contract or guarantee of employment or employment terms.  At present, we anticipate that the company will require your services for approximately 18 months, but this is an estimate only.  You will not be eligible for severance benefits upon termination of your employment, but we agree that we will provide you not less than 90 days prior notice of termination in the event we desire to terminate your employment for any reason.

Finally, to avoid any confusion – in light of your prior employment history with the company – all terms of your employment are set forth in this letter.  No prior employment conditions that may have been specifically applicable to you in your former role are carried forward, and your employment, as outlined in this letter, has no impact on any amounts still owed to you for bonuses and severance payments under the terms of your previous employment with the company.

If you agree to accept this offer of employment on the terms set forth herein, please sign below and return this letter to me or to Pat Petersen.  Welcome back to Digital Angel!

Yours sincerely,

/s/ Joseph Grillo
Joseph Grillo
President and CEO

I accept the terms and conditions set forth in this offer of employment.

Signature: /s/ Lorraine Breece
         Lorraine Breece

Date:  July 14, 2011